EXHIBIT 10-S

February 22, 2005

Ms. Lois D. Juliber

Vice Chairman

Colgate-Palmolive Company

300 Park Avenue

New York, NY 10022

Dear Lois,

As described on page 26 of the Proxy Statement of the Company, dated March 31, 2004, in 2002 Colgate-Palmolive Company (the “Company”) granted to you a pension enhancement expected to range from approximately $90,000 to $210,000 per year in accordance with various factors described therein (the “Enhancement”). In connection with your notice today of your decision to retire from your position as Vice Chairman of Colgate-Palmolive Company (the “Company”) effective April 1, 2005, the Company and you hereby fix the amount of the Enhancement at $113,371 per year. The Enhancement will be payable in monthly installments at the same time as the monthly payment to you under the Supplemental Salaried Employees’ Retirement Plan (a “Regular Monthly Payment Date”). You agree that the Company will treat the Enhancement as subject to the requirements of new Section 409A of the Internal Revenue Code, including a delay of six months after your retirement date before payment of the Enhancement commences. The cumulative amount of the monthly installments of the Enhancement not paid during such six-month period will be paid to you on the first Regular Monthly Payment Date after such six-month period. The terms and conditions of the Enhancement not set forth herein shall be determined by reference to the terms and conditions of the Colgate-Palmolive Company Supplemental Salaried Employees’ Retirement Plan, to the extent not inconsistent herewith, and if not covered therein, by mutual agreement between the parties.

Please indicate your agreement with the foregoing by signing in the space indicated below. The Company and I extend you our very best wishes for your retirement and thank you for your many contributions to the Company’s success.

Very truly yours, COLGATE-PALMOLIVE COMPANY

/s/ ROBERT J. JOY
By	Robert J. Joy Senior Vice President Global Human Resources

AGREED AND ACCEPTED

/s/ LOIS D. JULIBER Lois D. Juliber